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                                                                     EXHIBIT 2.1

                               ARTICLES OF MERGER

                                       OF

                          FCBA ACQUISITION CORPORATION
                             AN ARIZONA CORPORATION

                                  WITH AND INTO

                          FIRST CAPITAL BANK OF ARIZONA
                             AN ARIZONA CORPORATION

         1. Attached to these Articles of Merger is the Plan of Merger, which has been adopted by the board of directors of First Capital Bank of Arizona, an Arizona corporation (the "Surviving Corporation") and by the board of directors of FCBA Acquisition Corporation, an Arizona corporation (the "Disappearing Corporations"). In accordance with the Plan of Merger, the Disappearing Corporation will merge with and into the Surviving Corporation.

         2. The known place of business of the Surviving Corporation is 2700 N. Central Avenue, Suite 210, Phoenix, Arizona 85004.

         3. The name and address of the statutory agent of the Surviving Corporation are: Rand Haddock, Two N. Central Avenue, Suite 1600, Phoenix, Arizona 85004.

         4. The merger shall be effective March 8, 2001 (the "Effective Date").

         5. Approval of the shareholders of one or more of the corporations which are parties to the merger was required. The designation of voting groups in each corporation which is a party to the merger entitled to vote separately on the merger, the number of votes in each, the number of votes represented and the votes cast for and against the merger were as follows:

         The Disappearing Corporation: There is only one voting group eligible to vote on approval of the merger. The voting group consisting of One Thousand (1,000) issued and outstanding shares of capital stock is entitled to One Thousand (1,000) votes. All of the shares entitled to vote approved the merger by written consent of the sole shareholder and no votes were against the merger. The number of votes cast for the merger was sufficient for approval by the only voting group.

         The Surviving Corporation: There is only one voting group eligible to vote on approval of the merger. The voting group consisting of Seven Hundred Thirty-one Thousand One Hundred Fifteen (731,115) issued and outstanding shares of capital stock is entitled to Seven Hundred Thirty-one Thousand One Hundred Fifteen (731,115) votes. There were Five Hundred Ninety-four Thousand Six Hundred Sixty-three (594,663) votes present at the special meeting. The voting group cast 594,663 votes for and 0 votes against the merger. The number of votes cast for the merger was sufficient for approval by the voting group.
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         DATED as of this 8th day of March, 2001.

                                      FIRST CAPITAL BANK OF ARIZONA
                                      an Arizona corporation

                                      By  /s/ Harold Mosanko
                                          ------------------------------------
                                          Harold Mosanko, President and
                                          Chief Executive Officer

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                                 PLAN OF MERGER
                          FCBA ACQUISITION CORPORATION
                                  WITH AND INTO
                          FIRST CAPITAL BANK OF ARIZONA

1. PARTIES. The parties to the merger are FCBA Acquisition Corporation, an Arizona corporation ("Mergerco"), and First Capital Bank of Arizona, an Arizona corporation ("FCBA").

2. SURVIVING CORPORATION. Mergerco shall be merged with and into FCBA, which shall be the surviving corporation in the merger, pursuant to the provisions of
Section 10-1101 of the Arizona Business Corporation Act. The name of the surviving corporation shall be First Capital Bank of Arizona. The separate existence of Mergerco shall cease at the effective time of the merger.

3. ARTICLES AND BYLAWS. Upon the effective time of the merger, the Articles of Incorporation and Bylaws of FCBA shall be the Articles of Incorporation and Bylaws of the surviving corporation and shall continue in full force and effect until thereafter amended in the manner prescribed by the provisions of the Arizona Business Corporation Act and such Articles of Incorporation and Bylaws.

4. DIRECTORS AND OFFICERS. The directors and any officers of FCBA at the effective time of the merger shall, from and after such effective time, be the directors and the officers of the surviving corporation, and shall hold their positions until the election or appointment and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the Articles of Incorporation and Bylaws of the surviving corporation, or as otherwise provided by applicable law.

5. EFFECT OF MERGER. Upon the effective time of the merger, all property, real, personal and mixed, and all debts due to either FCBA or Mergerco, as well as all other things and causes of action belonging to each of them, shall be vested in the surviving corporation, and shall thereafter be the property of the surviving corporation as they were of each of the corporations that have been merged, and all debts, liabilities and duties of each of the corporations that have been merged shall thereafter attach to the surviving corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

6. CONVERSION OF SHARES. At the effective time of the merger, by virtue of the merger and without any action on the part of any other person or entity (i) each share of common stock of Mergerco issued and outstanding immediately prior to such effective time shall automatically be converted into and become one validly issued, fully paid and non-assessable share of FCBA common stock, (ii) any issued shares of FCBA common stock held in the treasury of FCBA shall automatically be canceled and retired and no payment shall be made with respect thereto, and (iii) each share of common stock of FCBA issued and outstanding immediately prior to such effective time, other than those shares described in clause (ii), shall be automatically converted into 2.266 shares of the common stock of Colorado Business Bankshares, Inc., a Colorado corporation and the parent corporation of Mergerco; provided that any shares of FCBA common stock as to which dissenter's rights are properly exercised and maintained pursuant to Chapter 13


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of the Arizona Business Corporation Act shall not be converted as provided in clause (iii), but shall be disposed of as required by that Chapter.


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